Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement (No. 228205) on Form S-3 and the registration statements (Nos. 33-82820, 33-82928, 33-84394, 333-54102, 333-163061 and 333-190487) on Form S-8 of Eagle Materials Inc. of our report dated March 20, 2020, with respect to the balance sheets of Kosmos Cement Company as of December 31, 2019 and 2018, the related statements of income, changes in partners’ capital and cash flows for each of the years in the two year period ended December 31, 2019, and the related notes, which report appears in the Form 8-K/A of Eagle Materials Inc. dated May 12, 2020.

/s/ KPMG LLP

Houston, Texas

May 12, 2020